Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the inclusion in the Current Report on Form 8-K/A of Epiq Systems, Inc. dated March 1, 2012 and the incorporation by reference into the previously filed Registration Statements on Form S-3 (File No. 333-169753) and Form S-8 (File Nos. 333-30847, 333-57952, 333-101233, 333-107111, 333-119042 and 333-145218), of our report dated March 29, 2011 relating to the consolidated financial statements of De Novo Legal LLC and Subsidiary as of and for the year ended December 31, 2010.

/s/ Cornick, Garber and Sandler, LLP

New York, New York
March 1, 2012